EXHIBIT 16.1

February 9, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Commissioners:

We have read the statements made by PureSafe Water Systems, Inc. under Item 4.01 of its Form 8-K/A dated February 6, 2015. We agree with the statements concerning our Firm in such Form 8-K/A; we are not in a position to agree or disagree with other statements of PureSafe Water Systems, Inc. contained therein.

Very truly yours,

By: /s/ Marcum LLP

Marcum LLP